EXHIBIT 99.1

              ILM II ANNOUNCES SALE OF ITS SENIOR LIVING FACILITY
                  PORTFOLIO TO BRE/INDEPENDENT LIVING, L.L.C.

FOR IMMEDIATE RELEASE:

      November 28, 2001, Tysons Corner, Virginia: ILM II Senior Living, Inc. announced today that, pursuant to its obligation to liquidate and distribute its assets on December 31, 2001 in accordance with its Articles of Incorporation, that on November 16, 2001, it and its subsidiary, ILM II Holding, Inc., a Virginia corporation entered into a purchase and sale agreement with BRE/Independent Living, LLC, a Delaware limited liability company, pursuant to which ILM II agreed to sell, and BRE agreed to purchase, all of ILM II's right, title and interest in and to its senior and assisted living facilities and certain other related assets. In consideration for the sale of these facilities, BRE agreed, subject to certain conditions and apportionments, to pay ILM II a purchase price of $45.5 million, approximately $2.275 million of which has been paid as a refundable deposit, into escrow.

      ILM II further announced that each of the parties' respective obligations under such agreement is subject to customary closing conditions and includes a broad "diligence out" for BRE through December 31, 2001, which may be extended until March 1, 2002, providing BRE with the right, in its sole discretion, to terminate the agreement and receive a refund of the deposit if BRE is not satisfied with any aspect of the senior and assisted living facilities as a result of its review, inspection and study of such facilities conducted during the diligence period. In the event BRE fails to terminate the agreement on or before January 31, 2002 pursuant to the termination right mentioned above, unless BRE elects for the deposit to become non-refundable, ILM II will be permitted to enter into a back-up agreement with a third party for the sale of the facilities, which third party agreement will become effective in the event BRE terminates the agreement. Further, under certain circumstances, BRE is entitled to terminate the agreement and receive up to $2.4 million from ILM II as liquidated damages and in certain other circumstances, ILM II would be entitled to terminate the agreement and retain the aforementioned deposit as liquidated damages.

      Prior to entering into the agreement and in view of the pending termination of ILM II's finite life corporate existence, ILM II thought it was prudent to conduct an auction for ILM II and the senior and assisted living facilities and accordingly authorized management to work expeditiously with ILM II's legal and financial advisors to identify prospective purchasers of ILM II's capital stock or assets (by means of merger, strategic business combination, tender offer or sale of ILM II's senior and assisted living properties) and to elicit bona fide offers for transactions to be consummated on or prior to December 31, 2001 which would maximize current shareholder value. As part of a five week auction process that ended on October 24, 2001, liquidation announcements for ILM II were published in the Wall Street Journal and The Washington Post. Through the process, 160 potential purchasers were identified,


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comprehensive due diligence packages were distributed, and 126 potential purchasers expressed interest in reviewing information relating to one or more of ILM II's senior or assisted living facilities. Of those potential purchasers, 17 provided formal indications of interest, including eight parties who were interested in acquiring only a single senior or assisted living facility. Initial indications of interest for the senior and assisted living facilities, in terms of purchase price, ranged from a low of $34.0 million to a high of $51.0 million, the highest indication having been withdrawn shortly after it was made. Based upon the non-withdrawn indications of interest received, ILM II's Board of Directors, with the advice of its legal and financial advisors, concluded that the BRE indication of interest was the highest in terms of a proposed purchase price and was most likely to maximize current shareholder value. Accordingly, ILM II immediately entered into negotiations with BRE which culminated in the execution of the agreement.

      Upon consummation of the transactions contemplated by the agreement or otherwise upon sale of the senior and assisted living facilities to a third party, ILM II intends to liquidate and distribute its assets in accordance with the Virginia Stock Corporation Act, which provides for the distribution of ILM II's assets first to ILM II's creditors for purposes of discharging all of ILM II's liabilities, and then, to the extent assets are remaining, to ILM II's shareholders in accordance with their respective rights and interests.

      There can be no assurance as to whether the transactions contemplated by the agreement will be consummated or, if consummated, as to the exact timing thereof. Similarly, there can be no assurance as to the timing of a liquidation and distribution of ILM II's assets or the amount of assets that will be distributed to ILM II's shareholders, if any.

      If you have any questions regarding this press release, please call ILM II, toll free at 1-888-257-3550.

                                     * * *

      This press release contains "forward-looking statements" based on our current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties which could cause our actual results to differ materially from historical results or those anticipated and certain of which are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.